UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 19, 2009

COSTAR GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-24531	52-2091509
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 Bethesda Metro Center, Bethesda, Maryland	20814
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (301) 215-8300

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

CoStar Realty Information, Inc., a wholly owned subsidiary of CoStar Group, Inc. (“CoStar”), acquired all of the outstanding capital stock of Resolve Technology, Inc., a Delaware corporation (“Resolve Technology”), from its sole stockholder, Eric Forman, on October 19, 2009, pursuant to a Stock Purchase Agreement for approximately $3.4 million in cash and 25,886 shares of CoStar restricted common stock at closing, which shares are subject to a three-year lockup period.  The purchase price is subject to certain post-closing adjustments.  Additionally, the acquisition includes (i) a potential deferred payout two years after closing based on the incremental growth of Resolve Technology’s revenue, and (ii) other potential deferred payouts for successful completion of additional operational and sales milestones.  Resolve Technology has estimated 2009 revenue of approximately $3.6 million.  The acquisition is not expected to significantly affect CoStar’s 2009 revenue and earnings.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COSTAR GROUP, INC.

By:
Date: October 20, 2009	/s/ Brian Radecki

Name: Brian Radecki
Title: Chief Financial Officer